Exhibit 16.1

RBSM LLP

NEW YORK, NEW YORK

January 16, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

 Dear Sirs/Madams:

           We have read Item 4.01 of Today’s Alternative Energy Corporation (the “Company”) Form 8-K/A, amendment No. 2 , dated September 11, 2012, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM LLP